Exhibit 99.1

ACM Research Reports Fourth Quarter and Fiscal Year 2023 Results

FREMONT, Calif., Feb. 28, 2023 (Globe Newswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today reported financial results for its fourth quarter and fiscal year ended December 31, 2023.

“2023 was another pivotal year in ACM’s mission to become a major supplier to the global semiconductor industry,” said ACM’s President and Chief Executive Officer, Dr. David Wang. “We grew revenue by 43%, well above the market growth of wafer fab equipment (WFE) spending in mainland China. We delivered improved operating margins, and made great progress with new products, new customers and plans to expand our global production capacity.”

Dr. Wang continued, “We believe these results underscore the strength of ACM’s multi-product portfolio and our growing customer base. We have captured market share, with our leading cleaning products witnessing 48% growth. Moreover, our ECP and furnace products grew by 33%, surpassing the $100 million revenue milestone. Additionally, we have made notable strides in penetrating international markets. A highlight of our fourth quarter was receiving technical qualification for our SAPS production tool from a leading U.S.-based semiconductor manufacturer, which we believe may set the stage for additional orders and further expansion in the future.”

Dr. Wang concluded, “As we look ahead to 2024, we expect another year of growth driven by mature node investment in China, new product cycles, development progress with multiple customers for our Track and PECVD tools, and initial revenue contribution from international markets in the U.S., Europe and Korea.”

	Three Months Ended December 31,
	GAAP		Non-GAAP(1)
	2023	2022	2023	2022
	(dollars in thousands, except EPS)
Revenue	$170,321	$108,542	$170,321	$108,542
Gross margin	46.4%	49.6%	46.8%	49.7%
Income from operations	$23,374	$16,670	$36,046	$19,164
Net income attributable to ACM Research, Inc.	$17,700	$11,809	$28,681	$12,596
Basic EPS	$0.29	$0.20	$0.47	$0.21
Diluted EPS	$0.26	$0.18	$0.43	$0.19

	Year Ended December 31,
	GAAP		Non-GAAP(1)
	2023	2022	2023	2022
	(dollars in thousands, except EPS)
Revenue	$557,723	$388,832	$557,723	$388,832
Gross margin	49.5%	47.2%	49.8%	47.4%
Income from operations	$95,839	$59,035	$123,177	$66,765
Net income attributable to ACM Research, Inc.	$77,349	$39,263	$107,424	$54,848
Basic EPS	$1.29	$0.66	$1.79	$0.93
Diluted EPS	$1.16	$0.59	$1.63	$0.83

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation and, with respect to net income (loss) attributable to ACM Research, Inc. and basic and diluted earnings per share, also exclude unrealized loss on short-term investments.

Outlook

ACM is providing its revenue guidance range of $650 million to $725 million for fiscal year 2024. This expectation is based on ACM management’s current assessment of the continuing impact from international trade policy, together with various expected spending scenarios of key customers, supply chain constraints, and the timing of acceptances for first tools under evaluation in the field, among other factors.

Operating Highlights and Recent Announcements

•
Shipments. Total shipments in 2023 were $597 million, versus $539 million in 2022. Total shipments in the fourth quarter of 2023 were $140 million, versus $197 million in the fourth quarter of 2022. Total shipments include deliveries for revenue in the quarter and deliveries of first tool systems awaiting customer acceptance for potential revenue in future quarters.

•
Received Qualification for SAPS Tool from US Manufacturer.  ACM announced that its SAPS cleaning tool has been qualified for revenue from a large US manufacturer in the fourth quarter of 2023.  An Ultra C b backside cleaning and bevel etch tool is expected to be delivered to this customer in the second quarter of 2024.

•
Proposed Private Offering. ACM’s principal operating subsidiary, ACM Research (Shanghai), Inc. (“ACM Shanghai”) (SSEC: 688082.SS), announced that it intends to offer up to 43.6 million of its ordinary shares, subject to market conditions, the approval of ACM Shanghai’s shareholders, completion of the review process by the Shanghai Stock Exchange, completion of the registration process by the China Securities Regulatory Commission, and other factors, in a private offering to qualified buyers, in compliance with the requirements of the China Securities Regulatory Commission (the “Private Offering”). The gross proceeds to ACM Shanghai of the proposed Private Offering of up to RMB 4.5 billion ($625 million) are intended to be used for research and development, capital expenditures and working capital. If consummated in full, we estimate that ACM’s equity interest in ACM Shanghai would decline from 82.1% to approximately 74.6%.

Full Year 2023 Financial Summary

Unless otherwise noted, the following figures refer to the full year of 2023 and comparisons are with the full year of 2022.

•
Revenue was $557.7 million, up 43.4%, reflecting higher sales of single wafer cleaning, Tahoe and semi-critical cleaning equipment, electro-chemical plating (“ECP”) (front-end and packaging), furnace and other technologies, and Advance packaging (excluding ECP), and services and spares. We attribute the revenue growth to continued investments in mature process nodes by current and new mainland China-based customers amidst an ongoing target to achieve a greater share of the global semiconductor market, incremental contribution from newly introduced tools, and additional penetration of our product portfolio across our customer base.

•
Gross margin was 49.5%, up from 47.2%. Non-GAAP gross margin, which excludes stock-based compensation, was 49.8%, up from 47.4%. Gross margin exceeded the range of 40% to 45% reflected in ACM’s long-term business model. The increase in gross margin was due to a favorable product mix, improved gross margins for specific product lines, and a favorable impact from currency fluctuations. ACM expects gross margin to vary from period to period due to a variety of factors, such as product mix, currency impacts and sales volume.

•
Operating expenses were $180.4 million, an increase of 44.8%. Non-GAAP operating expenses, which exclude the effect of stock-based compensation, were $154.4 million, up 31.6%. Operating expenses as a percent of revenue increased to 32.3% from 32.0%.  Non-GAAP operating expenses as a percent of revenue decreased to 27.7% from 30.2%.

•	Operating income was $95.8 million, up from $59.0 million. Non-GAAP operating income, which excludes the effect of stock-based compensation, was $123.2 million, up from $66.8 million.

•
Unrealized loss on short-term investments was $2.7 million. The loss reflects the change in market value of the investments by ACM Shanghai in short-term investments. The value is marked-to-market quarterly and is excluded in the non-GAAP financial metrics.

•	Realized gain from sale of short-term investments was $9.0 million versus $1.1 million.

•
Income tax expense was $19.4 million versus $16.8 million. As a result of a change in Section 174 of the U.S. Internal Revenue Code of 1986, as amended, that became effective on January 1, 2022, ACM’s effective tax rate remains elevated, due primarily to the requirement to capitalize and amortize previously deductible research and experimental expenses.

•
Net income attributable to ACM Research, Inc. was $77.3 million, compared to net income of $39.3 million.  Non-GAAP net income attributable to ACM Research, Inc., which excludes the effect of stock-based compensation and unrealized loss on short-term investments, was $107.4 million, compared to non-GAAP net income of $54.8 million.

•
Net income per diluted share attributable to ACM Research, Inc. was $1.16, compared to $0.59.  Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized loss on short-term investments, was $1.63, compared to $0.83.

•
Cash and cash equivalents were $182.1 million at December 31, 2023, versus $207.1 million at September 30, 2023. Cash and cash equivalents, plus restricted cash and time deposits were $304.5 million at December 31, 2023, versus $326.5 million at September 30, 2023.

Fourth Quarter 2023 Financial Summary

Unless otherwise noted, the following figures refer to the fourth quarter of 2023 and comparisons are with the fourth quarter of 2022.

•
Revenue was $170.3 million, up 56.9%, reflecting higher sales of single wafer cleaning, Tahoe and semi-critical cleaning equipment, ECP (front-end and packaging), furnace and other technologies, and Advance packaging (excluding ECP), and services and spares.

•
Gross margin was 46.4% versus 49.6%. Non-GAAP gross margin, which excludes stock-based compensation, was 46.8% versus 49.7%. Gross margin exceeded the range of 40% to 45% reflected in the ACM’s long-term business model. ACM expects gross margin to vary from period to period due to a variety of factors, such as product mix, currency impacts and sales volume.

•
Operating expenses were $55.7 million, an increase of 50.0%. Non-GAAP operating expenses, which exclude the effect of stock-based compensation, were $43.6 million, up 25.4%. Operating expenses as a percent of revenue decreased to 32.7% from 34.2%.  Non-GAAP operating expenses as a percent of revenue increased to 25.6% from 32.0%.

•	Operating income was $23.4 million, up from $16.7 million. Non-GAAP operating income, which excludes the effect of stock-based compensation, was $36.0 million, up from $19.2 million.

•
Unrealized gain on short-term investments was $1.7 million. The gain reflects the change in market value of the investments by ACM Shanghai in short-term investments. The value is marked-to-market quarterly and is excluded in the non-GAAP financial metrics.

•	Income tax expense was $8.1 million, compared to $2.7 million.

•
Net income attributable to ACM Research, Inc. was $17.7 million, compared to $11.8 million.  Non-GAAP net income attributable to ACM Research, Inc., which excludes the effect of stock-based compensation and unrealized gain on short-term investments, was $28.7 million, up from $12.6 million.

•
Net income per diluted share attributable to ACM Research, Inc. was $0.26, compared to $0.18.  Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized gain on short-term investments, was $0.43, up from $0.19.

Conference Call Details

A conference call to discuss results will be held on Wednesday, February 28, 2024, at 8:00 a.m. Eastern Time (9:00 p.m. China Time). To join the conference call via telephone, participants must use the following link to complete an online registration process. Upon registering, each participant will receive email instructions to access the conference call, including dial-in information and a PIN number allowing access to the conference call. This pre-registration process is designed by the operator to reduce delays due to operator congestion when accessing the live call.

Online Registration: https://register.vevent.com/register/BI01aca028c6ce4d85a8cc5164feca46aa

Participants who have not pre-registered may join the webcast by accessing the link at ir.acmrcsh.com/events.

A live and archived webcast will be available on the Investors section of the ACM website at www.acmrcsh.com.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc. and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income attributable to ACM Research, Inc. and basic and diluted earnings per share exclude the effect of stock-based compensation and unrealized gain or loss on short-term investments, which ACM also believes are not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of GAAP to non-GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. ACM is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Steven Pelayo
+1 (360) 808-5154
steven@blueshirtgroup.co

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.co

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$182,090	$247,951
Restricted cash	1,083	500
Short-term time deposits	80,524	70,492
Short-term investment	21,312	20,209
Accounts receivable, net	283,186	182,936
Other receivables	40,065	29,617
Inventories, net	545,395	393,172
Advances to related party	2,432	3,322
Prepaid expenses	20,023	15,607
Total current assets	1,176,110	963,806
Property, plant and equipment, net	201,848	82,875
Land use right, net	8,367	8,692
Operating lease right-of-use assets, net	7,026	2,489
Intangible assets, net	2,538	1,255
Long-term time deposits	40,818	101,956
Deferred tax assets	20,271	6,703
Long-term investments	27,880	17,459
Other long-term assets	6,050	50,265
Total assets	$1,490,908	$1,235,500
Liabilities and Equity
Current liabilities:
Short-term borrowings	$31,335	$56,004
Current portion of long-term borrowings	6,783	2,322
Related party accounts payable	11,407	14,468
Accounts payable	141,814	101,735
Advances from customers	181,368	153,773
Deferred revenue	3,687	4,174
Income taxes payable	6,401	3,469
FIN-48 payable	12,149	6,686
Other payables and accrued expenses	102,951	52,201
Current portion of operating lease liability	2,764	1,382
Total current liabilities	500,659	396,214
Long-term borrowings	53,952	18,687
Long-term operating lease liability	4,262	1,107
Other long-term liabilities	5,873	7,321
Total liabilities	564,746	423,329
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A Common stock	6	5
Class B Common stock	1	1
Additional paid-in capital	629,845	604,089
Retained earnings	156,827	94,426
Statutory surplus reserve	30,060	16,881
Accumulated other comprehensive loss	(49,349)	(40,546)
Total ACM Research, Inc. stockholders’ equity	767,390	674,856
Non-controlling interests	158,772	137,315
Total equity	926,162	812,171
Total liabilities and equity	$1,490,908	$1,235,500

ACM RESEARCH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
	( In thousands, except share and per share data)		( In thousands, except share and per share data)
Revenue	$170,321	$108,542	$557,723	$388,832
Cost of revenue	91,245	54,737	281,508	205,217
Gross profit	79,076	53,805	276,215	183,615
Operating expenses:
Sales and marketing	9,440	12,395	47,019	39,889
Research and development	32,465	17,835	92,709	62,226
General and administrative	13,797	6,905	40,648	22,465
Total operating expenses	55,702	37,135	180,376	124,580
Income from operations	23,374	16,670	95,839	59,035
Interest income	2,071	2,775	8,354	8,740
Interest expense	(697)	(669)	(2,681)	(1,655)
Realized gain (loss) from sale of short-term investments	478	(20)	9,047	1,116
Unrealized gain (loss) on short-term investments	1,691	1,707	(2,737)	(7,855)
Other income (expense), net	(1,714)	(6,634)	(1,558)	3,315
Income from equity method investments	6,224	3,014	9,952	4,666
Income before income taxes	31,427	16,843	116,216	67,362
Income tax expense	(8,129)	(2,660)	(19,364)	(16,798)
Net income	23,298	14,183	96,852	50,564
Less: Net income attributable to non-controlling interests	5,598	2,374	19,503	11,301
Net income attributable to ACM Research, Inc.	$17,700	$11,809	$77,349	$39,263
Comprehensive income (loss):
Net income	23,298	14,183	96,852	50,564
Foreign currency translation adjustment, net of tax	11,214	21,232	(10,617)	(59,102)
Comprehensive Income (loss)	34,512	35,415	86,235	(8,538)
Less: Comprehensive income attributable to non-controlling interests	5,807	6,232	17,689	1,854
Comprehensive income (loss) attributable to ACM Research, Inc.	$28,705	$29,183	$68,546	$(10,392)

Net income attributable to ACM Research, Inc. per common share:
Basic	$0.29	$0.20	$1.29	$0.66
Diluted	$0.26	$0.18	$1.16	$0.59

Weighted average common shares outstanding used in computing per share amounts:
Basic	60,792,349	59,568,562	60,164,670	59,235,975
Diluted	65,911,901	64,198,325	64,870,543	65,341,771

ACM RESEARCH, INC.
Total Revenue by Product Category, by Equipment Type and by Region

`	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
	($ in thousands)
Single wafer cleaning, Tahoe and semi-critical cleaning equipment	$122,292	$74,603	$403,851	$272,939
ECP (front-end and packaging), furnace and other technologies	32,133	20,213	103,356	77,482
Advanced packaging (excluding ECP), services & spares	15,896	13,726	50,516	38,411
Total Revenue By Product Category	$170,321	$108,542	$557,723	$388,832

	2023	2022	2023	2022
Mainland China	$165,441	$104,167	$540,969	$377,752
Other Regions	4,880	4,375	16,754	11,080
Total Revenue By Region	$170,321	$108,542	$557,723	$388,832

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (SBC) from the equivalent GAAP financial line items. In addition, non-GAAP net income attributable to ACM Research, Inc., and basic and diluted earnings per share exclude unrealized gain or loss on short-term investments. The following tables reconcile gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share to the related non-GAAP financial measures:

	Three Months Ended December 31,
	2023				2022
	Actual	SBC	Other non- operating adjustments	Adjusted	Actual	SBC	Other non- operating adjustments	Adjusted
	(GAAP)			(Non-GAAP)	(GAAP)			(Non-GAAP)
	(In thousands)

Revenue	$170,321	$-	$-	$170,321	$108,542	$-	$-	$108,542
Cost of revenue	(91,245)	(568)	-	(90,677)	(54,737)	(137)	-	(54,600)
Gross profit	79,076	(568)	-	79,644	53,805	(137)	-	53,942
Gross margin	46.4%	0.3%	-	46.8%	49.6%	0.1%	-	49.7%
Operating expenses:
Sales and marketing	(9,440)	(2,279)	-	(7,161)	(12,395)	(600)	-	(11,795)
Research and development	(32,465)	(3,628)	-	(28,837)	(17,835)	(832)	-	(17,003)
General and administrative	(13,797)	(6,197)	-	(7,600)	(6,905)	(925)	-	(5,980)
Total operating expenses	(55,702)	(12,104)	-	(43,598)	(37,135)	(2,357)	-	(34,778)
Income (loss) from operations	$23,374	$(12,672)	$-	$36,046	$16,670	$(2,494)	$-	$19,164
Unrealized gain on short-term investments	1,691	-	1,691	-	1,707	-	1,707	-
Net income (loss) attributable to ACM Research, Inc.	$17,700	$(12,672)	$1,691	$28,681	$11,809	$(2,494)	$1,707	$12,596
Basic EPS	$0.29			$0.47	$0.20			$0.21
Diluted EPS	$0.26			$0.43	$0.18			$0.19

	Year Ended December 31,
	2023				2022
	Actual	SBC	Other non- operating adjustments	Adjusted	Actual	SBC	Other non- operating adjustments	Adjusted
	(GAAP)			(Non-GAAP)	(GAAP)			(Non-GAAP)
	(In thousands)

Revenue	$557,723	$-	$-	$557,723	$388,832	$-	$-	$388,832
Cost of revenue	(281,508)	(1,406)	-	(280,102)	(205,217)	(520)	-	(204,697)
Gross profit	276,215	(1,406)	-	277,621	183,615	(520)	-	184,135
Gross margin	49.5%	0.3%	-	49.8%	47.2%	0.1%	-	47.4%
Operating expenses:
Sales and marketing	(47,019)	(5,684)	-	(41,335)	(39,889)	(1,877)	-	(38,012)
Research and development	(92,709)	(8,459)	-	(84,250)	(62,226)	(2,565)	-	(59,661)
General and administrative	(40,648)	(11,789)	-	(28,859)	(22,465)	(2,768)	-	(19,697)
Total operating expenses	(180,376)	(25,932)	-	(154,444)	(124,580)	(7,210)	-	(117,370)
Income (loss) from operations	$95,839	$(27,338)	$-	$123,177	$59,035	$(7,730)	$-	$66,765
Unrealized loss on short-term investments	(2,737)	-	(2,737)	-	(7,855)	-	(7,855)	-
Net income (loss) attributable to ACM Research, Inc.	$77,349	$(27,338)	$(2,737)	$107,424	$39,263	$(7,730)	$(7,855)	$54,848
Basic EPS	$1.29			$1.79	$0.66			$0.93
Diluted EPS	$1.16			$1.63	$0.59			$0.83